Exhibit 23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

O’Charley’s Inc.:

We consent to the incorporation by reference in the registration statements No. 333-159265, No. 333-151107, No. 33-69934, No. 333-59484, No. 333-126221, and No. 333-129783 on Form S-8 of O'Charley's Inc. of our reports dated March 10, 2011, with respect to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 26, 2010 and December 27, 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for each of the fiscal years in the three-year period ended December 26, 2010 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 26, 2010, which reports appear in the 2010 annual report on Form 10-K of O'Charley's Inc.

/s/ KPMG LLP

Nashville, Tennessee
March 10, 2011